Exhibit 99.1
Inverness Medical Innovations Plans Move to NYSE
WALTHAM, Mass., December 22, 2008 — Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of near-patient diagnostics, monitoring and health management solutions, announced today that it intends to move the trading of its listed securities to the New York Stock Exchange (NYSE). The Company has filed its listing application with NYSE and currently expects its listings on NYSE to commence on January 6, 2009. Until that time the Company’s shares will continue to trade on Alternext (formerly the American Stock Exchange). The Company’s Common Stock will continue to trade under the symbol, “IMA” and its Series B Convertible Perpetual Preferred Stock will continue to trade under the symbol, “IMA.PR.B”.
     “We are proud to be able to move our listings over to the New York Stock Exchange and offer our shareholders the increased liquidity and visibility available through this premier exchange,” said Ron Zwanziger, Inverness’ Chairman, Chief Executive Officer and President. “We look forward to a long and successful relationship with NYSE.”
     “We are pleased to welcome Inverness, a leader in medical diagnostics products and health management, to our family of listed companies,” said Duncan Niederauer, NYSE Euronext CEO. “Inverness recognizes the value and benefits of listing on the NYSE, and we look forward to serving the company and its shareholders.”
     By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life. A global leader in rapid point-of-care diagnostics, Inverness’ products, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts.
     For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.
     This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding planned movement of the companies securities listings to the NYSE, the expect timing of the listing and the potential benefits of the change. These statements reflect Inverness’ current views with respect to future events and are based on its management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with NYSE application and review process; and the risks and uncertainties described in Inverness’ annual report on Form 10-K, and other factors identified from time to time in its periodic filings with the Securities and Exchange Commission. Inverness undertakes no obligation to update any forward-looking statements contained herein.